Exhibit 99.2

The RealReal Q4 2020 Stockholder Letter

Feb. 22, 2021

Dear Stockholders,

To describe 2020 as a challenging year is an understatement. We are thankful to our entire team for their dedication and innovation and for moving the company forward during these unprecedented times. We’d especially like to recognize the teams on the front lines in our authentication centers and retail locations. Thank you for your tireless work and commitment to The RealReal in 2020. We believe that as we come out of COVID, the tailwinds that have driven the outperformance of many e-commerce companies will slow. In contrast, a return to normalcy could drive an acceleration of growth in our marketplace. This growth would help us realize efficiencies in our operations and leverage across our cost structure as we march toward profitability.

Last year, we embarked on several strategic initiatives that will enable us to emerge a stronger company, better positioning us to profitably capitalize on the large luxury resale opportunity ahead. These initiatives include:

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Neighborhood Stores - We plan to open 10 neighborhood stores by the end of Q2. Given early results from our newest stores, we are optimistic that this strategy will contribute to deeply engaging with more of our most valuable customers and significantly unlock supply in these markets more efficiently than marketing investments alone.

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The RealReal B2B Vendor Program - Our vendor program has improved our ability to source high-value supply, and we plan to continue to invest in people, processes and technology to support its growth. Q4 vendor channel gross merchandise volume (GMV) increased 80% Y/Y, marking the third consecutive quarter of vendor GMV growth acceleration.

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Arizona Authentication Center - We accelerated the timeline for opening our new Arizona facility to summer 2021 to support our next phase of growth. It will help us improve the consignor and buyer experience by reducing shipping times, while reducing shipping expenses and our average fixed cost per order as we scale.

When we provided our last update in early December, November supply and new buyer growth were trending positively and our GMV was gradually recovering. This recovery continued over the balance of Q4 with December GMV growth accelerating approximately 900bps M/M to 6% Y/Y.

Our GMV trends continued to strengthen so far in Q1 2021. Quarter to date through Feb. 19, GMV growth was 14% Y/Y, and we anticipate full quarter Q1 GMV will increase between 17% to 20% Y/Y. We are optimistic about our recovery in 2021, however the reality that the pandemic is not yet behind us makes it difficult for us to provide a longer-term GMV outlook at this time.

Our Store Strategy

We operate flagship retail stores in NYC, LA, San Francisco and Chicago. Our retail stores are redefining and elevating the luxury consignment shopping experience while providing our consignors with a frictionless experience. On top of that, our stores drive supply, have high average order value (AOV) and low return rates, drive brand awareness, and create a halo effect in the local market. While our retail locations (stores and Luxury Consignment Offices) were closed from mid-March through mid-June, they have seen a strong resurgence since reopening. In December, for example, approximately 30% of our new consignors came from our retail locations despite capacity restrictions. We are confident that more consumers will return to our differentiated retail experience over the coming quarters as headwinds diminish.

Our Neighborhood Store Expansion

We have found smaller footprint, neighborhood stores to be highly effective and efficient for driving supply and selling high-value items. Therefore, we are extending our physical presence via this new store format close to where our existing and potential high-value consignors and customers live. Our stores offer a highly curated selection of products based on local trends, while also providing a convenient way for customers to consign, return products and meet with our experts. We plan to open approximately 10 of these neighborhood stores by the end of Q2. We have recently opened stores in Palo Alto, Calif.; Brooklyn, N.Y.; and Newport Beach, Calif., and plan to open in Greenwich, Conn., and Dallas in the coming weeks.

We are optimistic that this new approach will more deeply engage our most valuable customers and significantly unlock supply. Specifically:

●	Consignors who interact with a retail location consign more than 1.5x as much retail value as other consignors;
●	Buyers who purchase in store and online spend more than 3x as much per year as online-only buyers;
●	Buyers who engage with our stores have higher NPS scores than online-only buyers; and
●	Buyers who interact with our retail locations have higher AOVs and higher order frequency than online-only buyers.

The RealReal B2B Vendor Program Growth Continues to Accelerate

Momentum in The RealReal B2B vendor program continued in Q4. As a reminder, our vendor program sources supply from business sellers such as brands, distributors, retailers and designers seeking distribution and demand. Historically, we used our vendor program to strategically improve selection in certain categories throughout the year. Based on its performance in 2020 and the opportunity ahead, we’ve decided to more aggressively grow the vendor program.

Q4 vendor channel GMV increased 80% Y/Y compared to 65% Y/Y growth in Q3, and marked the third consecutive quarter of vendor GMV growth acceleration. Q4 vendor strength was driven by high-value jewelry, which contributed to strong Fine Jewelry category performance in December.

Inbound interest in our vendor program continued in Q4, and we continue to believe that the vendor opportunity is significant. We made progress building out our vendor team in 2020 and plan to invest in people, technology and processes in 2021 to support vendor channel growth. As we build our vendor business, we will use a variety of tactics—including some direct purchases from vendors—to acquire high-quality, high-value supply. We believe this will have a net positive impact on gross profit and is a near-term small use of cash. This could result in our direct revenue increasing as a percent of total sales in the near term. We will be disciplined in our approach, focusing on realizing higher gross profit per order since that is a key driver of our path to profitability.

Of note, the vendor channel contribution to direct revenue was not material in Q4 as the majority of our vendor activity in Q4 was consummated through consignment terms.

Our New Arizona Authentication Center

In Q4, we signed a lease for an authentication center in Phoenix, which we plan to begin operating this summer. It will create more than 1,500 local, full-time jobs over the next five years, offering competitive pay, rewards and benefits. We have an existing local presence through our partnership with the University of Arizona creating a degree program for gemology, which will create a pipeline of gemology talent to support our growth.

The Arizona facility will support our next phase of growth, reducing shipping costs and helping us improve the consignor and buyer experience by reducing shipping times. It will also reduce our average fixed cost per order as we scale, due to the significantly lower occupancy costs on a per-square-foot basis vis-a-vis our existing facilities.

Our GMV Recovery Continued in Q4; December GMV Growth was +6% Y/Y

Q4 GMV improved modestly Q/Q and declined approximately 1% Y/Y. Trends improved during each month of the quarter, with momentum building in December and continuing into 2021. By month, October GMV declined 5% Y/Y, November GMV declined 3% Y/Y and December GMV increased 6% Y/Y. We exited December with GMV momentum driven by an improving supply backdrop, strong Q4 new buyer growth of 21% Y/Y, and strength in the Fine Jewelry and Men’s categories.

We were pleased with our GMV performance in Q4 as it broadly reflected the expectation of roughly flat Q4 GMV we articulated on our last call. Of note, this was despite the 5% Y/Y decline in November and a challenging COVID backdrop in December. The ongoing COVID backdrop continues to restrict our retail and in-home supply acquisition efforts.

The following table represents GMV trends for each month beginning January 2020 through December 2020, with February growth normalized for an extra day:

	Jan.	Feb.	March	April	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
Y/Y Growth	28%	30%	-15%	-33%	-19%	-8%	-2%	-6%	-1%	-5%	-3%	6%

Beginning with our Q1 2021 results, we will no longer provide monthly GMV growth disclosures. In an effort to contextualize current trends, we plan to provide quarter-to-date GMV growth when we report earnings until our visibility improves and we return to providing guidance.

Quarter to date through Feb. 19, 2021, our GMV growth was 14% Y/Y.

Since June 23, all of our retail locations have been open for shopping and consignment with capacity limitations dictated by local municipalities and occasional closures for deep cleanings. Our three authentication centers continue to be operational, and our processing capacity is currently not a constraint to growth. Given the robust health and safety programs in our authentication centers and active dialogue with government officials in the markets in which we operate, we do not currently expect future reductions in processing capacity.

Many of our employees continue to work from home, and it has not negatively impacted our productivity or ability to manage the business. We don’t expect our employees to return to our headquarters in San Francisco until June at the earliest.

Health and safety remains a top priority during COVID-19. We’ve implemented robust preventative measures to protect our employees and customers, and work with third-party medical experts to validate our approach.

The daily state of our operations remains fluid and subject to any new restrictions that may be required by local or state government authorities in the future.

Supply Trends Continue to Improve: Supply Units Shipped Increased 13% Y/Y in Q4

In accordance with SEC guidance regarding the COVID-19 pandemic, we believe the following enhanced disclosure regarding trends in supply units shipped provides additional transparency into the underlying drivers of our supply improvements and greater insight into the impact of the pandemic on our operations.

During Q4, strength in The RealReal B2B vendor program and retail supply momentum significantly improved our ability to source supply. Total supply units shipped to our authentication centers improved 10% Q/Q and increased approximately 13% Y/Y in Q4, underpinned by improving trends in our vendor and retail supply channels and diminished seasonality in December. The 13% Y/Y growth exceeded the expectations we communicated on our Q3 call of “approaching double digit supply unit growth in Q4.”

In Q4, NYC supply units shipped declined 5% Y/Y, versus the 2% Y/Y growth in Q3. LA supply units shipped in Q4 declined 8% Y/Y, versus a 10% Y/Y decline in Q3.

Excluding NYC and LA, Q4 supply units shipped increased 25% Y/Y, a significant improvement versus the 7% Y/Y growth in Q3. We exited the year with momentum in supply, with total supply units shipped growth exceeding 20% Y/Y in December.

In 2020, we conducted more than 100,000 virtual appointments, and we continue to optimize our processes and technology to drive adoption and efficiencies.

This January, we reached an important milestone in our supply and GMV recovery. After months of operating with negative Y/Y available inventory on our marketplace, we reached Y/Y supply parity. Supply and GMV growth are the lifeblood of The RealReal’s marketplace and drive its success and path to profitability.

Beginning with our Q1 2021 results, we will no longer provide supply units shipped disclosures, as supply units shipped and GMV growth should converge over time. Should those trends diverge again, we will provide appropriate disclosures to enable a clear understanding of our marketplace dynamics.

The following table represents the Y/Y comparison of supply units shipped to our authentication centers in each month beginning April 2020 through July 2020 and for the quarters ended June 30, 2020; Sept. 30, 2020; and Dec. 31, 2020:

	April	May	June	July	2Q20	3Q20	4Q20

New York City	-58%	-54%	-35%	-1%	-49%	2%	-5%
Los Angeles	-52%	-36%	-25%	-11%	-38%	-10%	-8%
Other	-40%	-16%	-5%	8%	-20%	7%	25%
Total	-46%	-28%	-15%	3%	-29%	3%	13%

Retail Impact on Supply: Retail and LCO Supply Units Shipped +70% Y/Y in Q4

While the supply backdrop in some of our major markets remains challenging, the supply productivity of our retail locations improved significantly in Q4. Retail supply value, which is the initial dollar value of items acquired through retail locations, represented approximately 18% of supply value in 2019. It was disproportionately impacted by COVID restrictions and social unrest in 2020.

Retail supply units were down 81% Y/Y in Q2 and started to improve in Q3 as headwinds lessened during the summer. In Q3, Retail supply units were down 20% Y/Y. Retail supply units increased 70% Y/Y in Q4, driven by a combination of marketing execution and our new retail locations.

Technology and Our Data Asset Remain Key To Enabling Us to Scale

We continue to strategically invest in technology to help us scale and grow more efficiently and effectively. The more than 17 million items we’ve sold to date across numerous categories provide us with a rich data asset that is a core to our business. Our data asset enables us to curate our marketplace, drive velocity and optimize pricing. It also underpins our automation efforts.

We exited Q4 automating the pricing of 80% of unit volume, copywriting of 84% (including product title and description), and photo retouching of 85%. As our GMV continues to recover, we expect our automation efforts to meaningfully contribute to operating leverage, improving contribution profit, and agility in our approach to inbound operations.

Looking forward, our unique data asset is the foundation from which to invest in augmenting our authentication efforts. We continue to invest in deepening our automation of authentication and operational processes in our authentication centers. While we believe that our experts and authenticators will always play an important role in authentication, we are aggressively moving forward with automating many steps of the process.

We are investing in Item Risk Scoring, which leverages data science algorithms to identify points of risk and evaluate new items coming onto the marketplace. We are also using image recognition to enhance our authentication efforts and are in early stages of expanding that effort across many types of merchandise. Further, our work in partnership with the University of Arizona to assess inset diamond carat weight is advancing rapidly. We believe our authentication process is unparalleled and best-in-class. Our investments in authentication innovation will continue to significantly differentiate our business, while supporting our growth and contributing to our path to profitability.

Environment, Society and Governance (ESG) Update

In 2020, we debuted our Social Impact site, publishing key policies and procedures that highlight our commitment to transparent ESG disclosures. We partnered with an outside consulting firm to measure our carbon emissions as we work to achieve carbon neutrality, and submitted our inaugural CDP Climate Change response. We increased our transparency by publishing The RealReal’s Social and Environmental Factors By the Numbers and launched our Sustainability Task Force and Supplier Responsibility Program.

While we are proud of our performance in these critical ESG areas, we recognize that ESG is a journey. We will continue working to enhance these policies and procedures and more deeply embed ESG throughout our company.

On the sustainability front, we are a thought leader on the circular economy. We are proactively educating consumers about how they can reduce their environmental footprint by participating in luxury resale. We measure the positive impact that the recirculation of luxury goods has on the environment with the TRR Sustainability Calculator. Since our inception, consignment with The RealReal saved 17,023 metric tons of carbon and 827 million liters of water. In 2020 alone, our members saved the equivalent of the GHG emissions from 7.4 million driving miles and 712 million glasses of water by consigning with us.

As a result of our groundbreaking collaboration with Gucci in Q4, which was grounded in sustainability, together we are planting more than 35,000 trees through One Tree Planted. We applaud Gucci for embracing resale, raising awareness of the circular economy and helping extend the life of luxury. We continue to explore innovative ways to collaborate with Gucci, in addition to the partnerships we’ve cultivated with Stella McCartney and Burberry over the last several years. We believe the future of luxury is circular and look forward to engaging with more luxury brands in the months and years ahead.

Through the course of 2020, we continued our ongoing efforts to increase the diversity of our board. We’re proud to share that with the addition of four new members, The RealReal’s board of directors is now 60% female. Caretha Coleman, Carol Melton and Emma Grede joined our board last year, and, at our recent board meeting, we welcomed Karen Katz to the board. Karen brings more than 30 years of deep luxury and omni-channel retail experience, having helmed Neiman Marcus Group and served on its board of directors. The collective leadership experience, depth of perspective and diverse backgrounds of our new members will undoubtedly strengthen our team and add necessary diversity to our board. Board diversity is essential for innovation, operational excellence and cultural inclusivity, and Caretha, Carol, Emma and Karen will be integral in our continued efforts to promote environmental, societal and governmental stewardship.

Finally, in 2020, we invested in our Health and Safety team to support our dedication to providing a safe environment for our employees. We implemented numerous safety measures to protect our employees during this pandemic, including:

●	Working with third-party medical experts to validate our approach and identify ways to continually improve on these measures;
●	Ensuring sick employees stay home by providing additional PTO and performing daily wellness checks before shifts;
●	Social distancing in our operations centers, including staggered shifts, reduced staff onsite, taped off six-foot boundaries, training, signage, etc. enforced by our safety officers; and
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Hourly cleanings of commonly touched areas and regular comprehensive disinfections throughout the week conducted by trained professionals who utilize a combination of aerosols, solutions, and electrostatic fogging equipment.

Diversification of Our Supply Acquisition Positions Us Favorably for Long-Term Growth

The pandemic has presented numerous challenges for our operations, but it has also been a catalyst for reinvention and innovation. As our recovery continues, we are increasingly focused on making investments to scale more effectively, efficiently unlock supply, and ultimately position us for growth in 2021 and beyond.

Most importantly, we are a supply-driven marketplace, and COVID led us to reinvent our supply acquisition strategy. As we look forward, we believe we will have a more diversified and agile supply acquisition engine that de-risks our business. We will drive supply through in-home visits, direct shipments, virtual appointments, vendor and our retail locations, including our new  stores. Our supply acquisition evolution—virtual, vendor and stores—has the potential to unlock incremental supply that positions us favorably for long-term growth. While we don’t currently know what the long-term mix of our supply will look like, we are confident that our supply acquisition engine will be more flexible while continuing to reduce friction for our consignors.

Q4 Financial Results

In Q4, we generated GMV of $301.2 million, a 235bps Q/Q improvement and a 1% Y/Y decrease, and our Adjusted EBITDA loss was $35.8 million. We were pleased with the improving Q4 GMV performance as we exited December with GMV growth of 6% Y/Y. Q4 Adjusted EBITDA loss included approximately $1.6 million of COVID-related expenses inclusive of higher payroll expenses, PPE, deep cleanings, medical personnel at our facilities, transportation services, etc.

We ended Q4 with 649K active buyers on a 12-month trailing basis, up 12% Y/Y. We added approximately 32K net new active buyers Q/Q on a 12-month trailing basis. Q4 new buyers achieved a quarterly record for us and increased 21% Y/Y versus down 9% Y/Y in Q3. GMV from repeat buyers was 82.4% of total GMV in Q4, down approximately 50 basis points Y/Y.

Q4 orders were approximately 671K, up 5% Y/Y and an improvement from the down 5% Y/Y in Q3. Q4 AOV was $449, down 6% Y/Y. The primary driver of the lower AOV was a 5% Y/Y decline in units per transaction (UPT). Average selling price (ASP) was essentially flat Y/Y in Q4 and benefited from ASP strength in the Fine Jewelry category and strong demand in high-value handbags, which was offset by momentum with new buyers who usually transact at lower AOVs initially. Women’s handbags was the best performing category in Q4, followed by Fine Jewelry and Men’s — with all three categories posting positive growth. The women’s apparel and shoe categories continue to recover in Q4 and into 2021. Notably, the women’s apparel category, our largest category, returned to growth in January.

Returns and cancellations were 26.2% of GMV and improved 140 basis points Y/Y. The improvement in return rate was once again driven largely by a higher mix of non-returnable items, including handbags and certain promoted items.

Our Q4 consignment take rate was 35.7%, a decrease of 50 basis points Y/Y, reflecting strong performance on a relative basis from lower-take-rate categories (such as handbags, fine jewelry and sneakers) and a greater mix of consignors earning higher commissions. Take rates can vary from quarter to quarter based on the mix of products sold, as well as which consignors had item sales. In a steady state, we expect take rates to be highest in the second and third quarters of the year, and to decrease in Q4 with a higher mix of high-priced products.

In Q4, we reflected a $2.2 million prior period adjustment to Consignment and service revenue, of which approximately $600 thousand related to Q1 through Q3 of 2020, and approximately $1.6 million related to previous periods. This adjustment is the result of an administrative error related to a reconciliation of a subset of adjustments to consignor commissions that were paid outside of our normal payment cycle. We have since corrected this reconciliation process. We will reflect this adjustment in our presentation of our quarterly and prior year results in our Form 10-K. Since these adjustments were not material to any prior period interim or annual financial statements, no amendments to previously filed interim or annual periods reports are required.

Total revenue in Q4 was $84.6 million, a decrease of 10% Y/Y. Excluding the prior period adjustment, total revenue was $86.8 million, a decrease of 7% Y/Y. Q4 consignment and service revenue was $69.1 million, a decrease of 16% Y/Y. Excluding the prior period adjustment,

Consignment and service revenue was $71.3 million, a 14% Y/Y decrease. The decrease in revenue was driven by the Y/Y decline in GMV, take rate and other components of services revenue. Other components of services revenue declined Y/Y due to an increase in contra-revenue items, primarily buyer  incentives. We increased buyer incentives in Q4 to accelerate our retail and GMV recovery. As our supply recovers, we expect buyer incentives to decrease as a percent of GMV. Direct revenue was $15.5 million, an increase of 38% Y/Y, and reflects a higher mix of TRR-owned inventory and higher sales of aged inventory.

Q4 gross profit was $51.1 million, a decrease of 18% Y/Y. Excluding the prior period adjustment, gross profit was $53.4 million, a 15% Y/Y decrease. Gross profit per order of $76 was down 22% Y/Y as shipping leverage was offset by lower AOV and take rate, higher direct revenue mix, higher buyer incentives and deleverage of fixed cost of sales. We continue to see the potential for gross profit per order to approach $100 over the next 12-18 months, driven by a recovery in AOV and consignment revenue, a decrease in buyer incentives, fixed cost of sales expense leverage and improvements in shipping expense.

Total gross margin was 60.5%, down 630 basis points Y/Y. Excluding the prior period adjustment, total gross margin was 61.5%, down 525 basis points Y/Y. Q4 consignment gross margin was 71.4%, down approximately 300 basis points Y/Y, driven primarily by lower take rate and the impact of increased buyer incentives. Direct gross margin was 11.5%, up approximately 250 basis points Y/Y.

As a reminder, direct gross margin is lower than consignment gross margin because direct revenue is recognized on a gross basis with corresponding cost of sales.

Please note that the following discussion regarding operating expenses is on a non-GAAP basis, excluding equity-based compensation and related taxes.

Marketing expense was $16.5 million in Q4, an increase of 53% Y/Y as we made the strategic decision to invest in marketing to position the company for a strong recovery. Q4 marketing as a percentage of revenue was 19.6% compared to 11.5% in the same period a year ago. The increase as a percent of revenue was driven by the revenue decline, our abnormally low ad spend in the fourth quarter of 2019 and our decision to invest in advertising in Q4. Q4 marketing as a percentage of GMV was 5.5% compared to 3.6% in the same period a year ago.

Operations and Technology expense was $42.9 million in Q4, an increase of 10% Y/Y. Q4 Operations and Technology as a percent of revenue was 50.8% versus 41.5% in the same period a year ago. The increase as a percent of revenue was driven by the revenue decline and higher occupancy, store payroll, technology headcount, software and transportation expenses, which were partially offset by our automation efforts. Q4 Operations and Technology as a percent of GMV was 14.3% versus 12.8% in the same period a year ago.

Fixed expenses in Operations and Technology—which include occupancy costs for our authentication centers and stores, all operating expenses for our technology teams, and salaried headcount costs in our merchandising teams—increased approximately 14% Y/Y in Q4. The Y/Y increase was driven by rent, technology headcount and software expenses. Variable Operations and Technology expense—which includes variable labor in our merchandising and operations teams, store operating expenses, and other miscellaneous volume-driven expenses—increased approximately 7% Y/Y. The Y/Y increase was driven by variable headcount in our new San Francisco, Chicago and Palo Alto stores and the ramping up of our van network to support our sales team, offset by automation and general efficiencies in our outbound operations.

Selling General and Administrative, or SG&A, expense was $34.9 million, up 6% Y/Y. Q4 SG&A as a percentage of revenue was 41.2% compared to 35.1% in the same period a year ago. The increase as a percent of revenue was driven by the revenue decline and COVID-related expenses. In absolute dollars, SG&A expenses increased $1.9 million Y/Y. Excluding COVID-related and Sarbanes-Oxley-related expenses that totalled $2.6 million in Q4, our SG&A expense decreased Y/Y. Q4 SG&A as a percentage of GMV was 11.6% compared to 10.9% in the same period a year ago.

Fixed expenses in SG&A, which include occupancy costs for our corporate and sales offices and all operating expenses for our SG&A functions, increased approximately 8% Y/Y. The Y/Y increase was driven by COVID-related, public company and legal expenses. Excluding COVID-related expenses, fixed expenses in SG&A increased approximately 1% Y/Y. Variable expenses in SG&A, which include expenses related to our sales team, increased approximately 1% Y/Y.

Our Adjusted EBITDA loss for Q4 was $35.8 million or 42.3% of revenue. Excluding the prior period adjustment, adjusted EBITDA for Q4 was 40.5% of revenue. Excluding $1.6 million of COVID-related expenses, our Adjusted EBITDA loss for Q4 would have been $34.1 million or 40.4% of revenue. We expect to continue to incur COVID-related expenses in 2021, roughly consistent with the Q4 levels, until further notice.

At the end of Q4, cash, cash equivalents and short-term investments totaled $354.9 million. At the end of Q4, our inventory balance was $42.3 million, an 79% Y/Y increase. The increase in our inventory balance was primarily driven by vendor transactions. Given what we have seen quarter to date in Q1, we are confident that the product will sell with attractive product margins and sell-through velocity.

Internally, we focus on contribution profit per order and view it as an important metric for our path to profitability. Contribution profit is calculated by subtracting variable marketing, operations, sales and merchandising expenses from gross profit. Fixed expenses include occupancy, general and administrative, technology, marketing and certain merchandising headcount costs. 2020 contribution profit per order was approximately $4, a decrease of 79% Y/Y, or approximately $5 excluding the prior period adjustment. Gross profit per order decreased approximately $8, or approximately $7 excluding prior period adjustment.

The decrease in contribution profit was driven by the decrease in gross profit per order resulting from COVID impacts on AOV and take rate, and a 10% increase in variable expenses per order. Marketing drove approximately 70% of the increase in total variable marketing expenses in our contribution profit per order calculation as we made the strategic decision to invest in advertising to position us for strong growth in 2021. We remain optimistic in our ability to drive significant variable expense leverage similar to the expansion seen in 2019, pre-COVID.

Financial Outlook and Path to Profitability

Our baseline internal planning assumption is for continuing improvements in supply, continuing strong sell-through, and improvements in GMV growth. Given limited near-term visibility, we will not provide a complete outlook at this time. However, we will provide details on our Q1 GMV expectations and provide a directional sense of our expectations for Q1 expenses.

Quarter to date through Feb. 19, 2021, our GMV growth was 14% Y/Y. Given the continuing improvements in our supply, continuing strong sell-through as well as growth we’ve had quarter to date, we anticipate Q1 GMV will be in the range of $301 million to $310 million, representing a 17% to 20% Y/Y growth rate.

We anticipate Q1 gross profit per order to be roughly flat Y/Y.

For Q1, we expect our marketing investment to decrease modestly Q/Q. We expect Operations and Technology expenses to increase Q/Q driven by our Arizona and store expansions, as well as technology investments. SG&A will increase modestly Q/Q with sales expenses reflecting supply growth and increased sales hiring in advance of anticipated volume increases, with other G&A expenses growing only modestly. COVID-related expenses for Q1 should be roughly flat Q/Q.

COVID has temporarily disrupted our path to profitability. As its effects subside and our visibility improves, we will be able to be more specific on our longer-term GMV growth expectation as well as when we expect to reach breakeven. Over the short term, we are making the appropriate investments to position ourselves for sustainable long-term growth. We remain very confident about our long-term opportunity, and are laser focused on getting back to healthy growth in the near term. Growth is a powerful driver of profitability improvements as it enables us to realize efficiencies in our operations, leverage our fixed expenses, and negotiate better rates with our service providers. With our marketplace growing again, momentum around supply acquisition and widespread vaccine distribution around the corner, we are optimistic our performance will improve significantly throughout 2021.

We hope you all stay safe and we look forward to the increased expediency of vaccinations.

Julie Wainwright

Matt Gustke

Exhibit 99.2

Forward Looking Statements

This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure investments or reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic and social unrest on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Non-GAAP Financial Measures

To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Contribution Profit, Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), non-GAAP net loss attributable to common stockholders, and non-GAAP net loss per share attributable to common stockholders, basic and diluted. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.

We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.

We calculate Adjusted EBITDA as net loss before interest income, interest expense, net other (income) expense, income tax provision, depreciation and amortization, further adjusted to exclude stock-based compensation, certain one-time expenses and prior period adjustments. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

In particular, the exclusion of certain expenses and prior period adjustments in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Contribution Profit is a non-GAAP financial measure that is calculated as gross profit per order minus variable expenses including variable marketing, operations, sales and merchandising expenses. Fixed expenses include occupancy, general & administrative, technology, marketing headcount, and certain operations and merchandising headcount costs.

We view contribution profit as an important metric to assess our marginal profitability and measure our progress driving operating efficiencies. Accordingly, we believe that contribution profit provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended December 31,
	2020	2019
Total Revenue	$84,585	$93,731
Adjusted EBITDA Reconciliation:
Net loss	$(53,026)	$(21,374)
Depreciation and amortization	5,172	3,870
Stock-based compensation	7,411	2,795
Prior period adjustment	2,247	—
Abandoned offering costs	—	293
Donation to TRR Foundation	—	3,155
Interest income	(168)	(1,675)
Interest expense	2,454	45
Other (income) expense, net	80	(5)
Provision for income taxes	63	147
Adjusted EBITDA	$(35,767)	$(12,749)
Adjusted EBITDA (% of Revenue)	-42.3%	-13.6%

The following reflects the reconciliation of the discussion of operating expenses on a Non-GAAP basis to operating expenses on a GAAP basis (in thousands):

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	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating expenses:
Marketing	$17,066	$10,896	$54,813	$47,734
Operations and technology	45,950	39,960	163,808	143,231
Selling, general and administrative	38,715	34,553	141,762	110,663
Total operating expenses (1)	$101,731	$85,409	$360,383	$301,628

(1) Includes stock-based compensation as follows:
Marketing	$527	$104	$1,755	$392
Operating and technology	3,019	1,083	10,241	3,148
Selling, general and administrative (2)	3,865	1,608	12,326	4,990
Total	$7,411	$2,795	$24,322	$8,530

(2) Includes compensation expense related to stock sales by current and former employees in March 2019.

Contribution Profit Per Order:

	2020	2019	2018	2020 Y/Y Change
AOV	$441.8	$454.7	$445.6	-3%
Revenue	$133.5	$143.4	$130.0	-7%
Gross Profit (1)	$185.9	$203.2	$136.9	-9%
Gross Profit Per Order	$83.2	$91.6	$85.8	-9%
Variable Expenses	$79.0	$71.9	$77.1	10%
Contribution Profit	$4.2	$19.7	$8.7	-79%
Contribution Margin	3.2%	13.8%	6.7%	(1060 bps)

(1) Reflects prior period adjustments.

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